VOTING AGREEMENT

This Voting Agreement (the "Agreement") is made and entered into as of October 1, 2008, among Qnective, Inc., a Nevada corporation, (the "Company") and Oswald Ortiz, Tan Siekmann and Stefan Schraps (the "Key Holders"), and future holders of the Company's shares of $.001 par value common stock (the "Shares") listed on Exhibit A, (the "Shareholders"). Exhibit A may be amended from time to time by the Company as set forth herein.

WITNESSETH:

WHEREAS, on the date of this Agreement, the Key Holders acquired 30,575,000 Shares; and

WHEREAS, the Company may, from time to time, issue Shares to Key Holders or Shareholders pursuant to the Company's 2008 Equity Incentive Plan or otherwise; and

WHEREAS, the obligations of the Key Holders and Shareholders are as set forth in this Agreement; and

WHEREAS, the parties desire to accept the terms and conditions of this Agreement; and

WHEREAS, the Company, the Key Holders, and the Shareholders have agreed to provide for the future voting of their shares of the Company's capital stock as set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. VOTING.

1.1 Key Holder Shares; Shareholder Shares.

(a) The Key Holders each agree to hold all Shares registered in their respective names or beneficially owned by them as of the date hereof and any and all other securities of the Company legally or beneficially acquired by each of the Key Holders after the date hereof (hereinafter collectively referred to as the "Key Holder Shares") subject to, and to vote the Key Holder Shares in accordance with, the provisions of this Agreement.

(b) The Shareholders each agree to hold all Shares registered in their respective names or beneficially owned by

them as of the date hereof or thereafter and any and all other securities of the Company legally or beneficially acquired by each of the Shareholders after the date hereof (hereinafter collectively referred to as the "Shareholder Shares") subject to, and to vote the Shareholder Shares in accordance with, the provisions of this Agreement.

1.2 Election of Directors.

(a) During the term of this Agreement, the Shareholders and Key Holders agree to vote all Shares held by them (or the holders thereof shall consent pursuant to an action by written consent of the holders of Shares) for the slate of nominees for election to the Board of Directors as decided by Oswald Ortiz in his sole and absolute discretion (the "Ortiz Nominees").

(b) Any vote taken to remove any director elected pursuant to Sections 1.2(a), or to fill any vacancy created by the resignation, removal, or death of a director elected pursuant to Sections 1.2(a), shall also be subject to the provisions of Sections 1.2(a).

1.3 No Liability for Election of Nominated Directors. None of the parties hereto and no officer, director, stockholder, partner, employee, or agent of any party makes any representation or warranty as to the fitness or competence of the Ortiz Nominees to serve on the Board of Directors by virtue of such party's execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.

1.4 Legend.

(a) Concurrently with the execution of this Agreement, there shall be imprinted or otherwise placed on certificates representing the Key Holder Shares and the Shareholder Shares the following restrictive legend (the "Legend"):

> "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A VOTING AGREEMENT DATED OCTOBER 1, 2008, WHICH PLACES CERTAIN RESTRICTIONS ON THE VOTING OF THE SHARES REPRESENTED HEREBY. ANY PERSON ACCEPTING ANY INTEREST IN SUCH SHARES SHALL BE DEEMED TO AGREE TO, AND SHALL BECOME BOUND BY, ALL THE PROVISIONS OF SUCH AGREEMENT. A COPY OF SUCH VOTING AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN

REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS."

(b) The Company agrees that, during the term of this Agreement, it will not remove, and will not permit to be removed (upon registration of transfer, reissuance, or otherwise), the Legend from any such certificate and will place, or cause to be placed, the Legend on any new certificate issued to represent Key Holder Shares or Shareholder Shares theretofore represented by a certificate carrying the Legend.

1.5 Successors. The provisions of this Agreement shall be binding upon the successors in interest to any of the Key Holder Shares or Shareholder Shares. The Company shall not permit the transfer of any of the Key Holder Shares or Shareholder Shares on its books or issue a new certificate representing any of the Key Holder Shares or Shareholder Shares unless and until (i) the person to whom such security is to be transferred shall have executed a written agreement, substantially in the form of this Agreement, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person were a Key Holder or Shareholder, as the case may be or (ii) this Agreement is terminated.

1.6 Other Rights. Except as provided by this Agreement or any other agreement entered into in connection with this Agreement, each Key Holder and Shareholder shall exercise the full rights of a holder of Shares.

1.7 Change of Control.

(a) In the event that the Oswald Ortiz agrees to a sale of the Company or all or substantially all of the Company's assets (an "Approved Sale") whether by means of a merger, consolidation, or sale of stock or assets, or otherwise, the Key Holders and Shareholders shall each consent to, vote for, and raise no objections to the Approved Sale, and (i) if the Approved Sale is structured as a merger or consolidation of the Company, or a sale of all or substantially all of the Company's assets, the Key Holders and Shareholders shall each waive any dissenters' rights, appraisal rights, or similar rights in connection with such merger, consolidation, or asset sale, or (ii) if the Approved Sale is structured as a sale of the Shares, the Key Holders and Shareholders shall each agree to sell their Key Holder Shares and Shareholder Shares on the terms and conditions approved by the Key Holders, provided such terms do not provide that the Key Holder or Shareholder would receive less than the amount that would be distributed to such Key

Holder or Shareholder in the event the proceeds of the sale of the Company were distributed in accordance with the Company's Certificate of Incorporation. The Key Holders and the Shareholders shall each take all necessary and desirable actions approved by the Key Holders in connection with the consummation of the Approved Sale, including the execution of such agreements and such instruments and other actions reasonably necessary to (i) provide the representations, warranties, indemnities, covenants, conditions, non-compete agreements, escrow agreements, and other provisions and agreements relating to such Approved Sale and (ii) effectuate the allocation and distribution of the aggregate consideration upon the Approved Sale.

1.8. Other Corporate Matters. During the term of this Agreement the Shareholders and Key Holders agree to vote all Shares held by them (or the holders thereof shall consent pursuant to an action by written consent of the holders of Shares) in accordance with the instructions of Oswald Ortiz.

2. TERMINATION.

2.1 This Agreement shall continue in full force and effect from the date hereof through the earliest of the following dates, on which date it shall terminate in its entirety:

(a) the date of the closing of a firmly underwritten public offering of the Shares pursuant to a registration statement filed with the Securities and Exchange Commission, and declared effective under the Securities Act of 1933, as amended;

(b) ten (10) years from the date of this Agreement;

(c) the date of the closing of an Approved Sale; or

(d) the date on which the Key Holders agree, in writing, to terminate this Agreement.

3. MISCELLANEOUS

3.1 Ownership.

(a) Each Key Holder represents and warrants to the Shareholders and the Company that (i) such Key Holder as of the date of this Agreement owns now, or will upon issuance of the Key Holder Shares, such Shares, free and clear of liens or encumbrances, and has not, prior to or on the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than one

which has expired or terminated prior to the date hereof, and (ii) such Key Holder has full power and capacity to execute, deliver, and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, such Key Holder enforceable in accordance with its terms.

(b) Each Shareholder represents and warrants to the Key Holders and the Company that (i) such Shareholder now owns, or will own upon issuance of the Shareholder Shares, such Shares free and clear of liens or encumbrances, and has not, prior to or on the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than one which has expired or terminated prior to the date hereof, and (ii) such Shareholder has full power and capacity to execute, deliver, and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, such Shareholder enforceable in accordance with its terms.

3.2 Further Action. If and whenever the Key Holder Shares or Shareholder Shares are sold, the Key Holders or Shareholders, as the case may be, or their respective personal representatives shall do all things and execute and deliver all documents and make all transfers, and cause any transferee of the Key Holder Shares or Shareholder Shares, as the case may be, to do all things and execute and deliver all documents, as may be necessary to consummate such sale consistent with this Agreement.

3.3 Specific Performance. The parties hereto hereby agree that it is impossible to measure in money the damages which will accrue to a party hereto or to their respective heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or his, her, or its respective heirs, personal representatives, successors, or assigns, as the case may be, institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

3.4 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York as such

laws are applied to agreements among New York residents entered into and performed entirely within the State of New York without reference to principles of conflicts of laws.

3.5 Dispute resolution. Any dispute, controversy, or claim between the parties arising out, of or relating to, this Agreement, including the validity, invalidity, breach or termination thereof, shall be resolved by arbitration before one (1) arbitrator in accordance with the Swiss Rules of International Arbitration of the Swiss Chamber of Commerce (the "Rules") in force on the date when the Notice of Arbitration is submitted in accordance with the Rules. Judgment upon any award rendered by the arbitrator may be entered in any court of competent jurisdiction; and the arbitrator shall have authority to award reasonable costs, legal fees, and disbursements to the prevailing party. The seat of the arbitration shall be Geneva, Switzerland.

3.6 Amendment or Waiver. This Agreement may be amended or modified, or provisions of this Agreement waived, only upon the unanimous written consent of the Key Holders.

3.7 Severability. In the event one or more of the provisions of this Agreement should for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement; and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

3.8 Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors, administrators, and other legal representatives, as the case may be.

3.9 Additional Shares. In the event that subsequent to the date of this Agreement any shares or other securities are issued on, or in exchange for, any of the Key Holder Shares or Shareholder Shares by reason of any stock dividend, stock split, combination of shares, reclassification, or the like, such shares or securities shall be deemed to be Key Holder Shares or Shareholder Shares, as the case may be, for purposes of this Agreement.

3.10 Additional Shareholders. Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares, the Board of Directors shall determine in its

sole discretion whether any purchaser of such Shares shall become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and such purchaser shall be deemed a "Shareholder" and a party hereunder.

3.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one instrument.

3.12 Waiver. No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

3.13 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party, upon any breach, default, or noncompliance by another party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default, or noncompliance, or any acquiescence therein, or of any similar breach, default, or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party's part of any breach, default, or noncompliance under this Agreement or any waiver on such party's part of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, at equity, or otherwise afforded to any party, shall be cumulative and not alternative.

3.14 Notices. All notices required in connection with this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a internationally recognized overnight courier, specifying next day delivery, with written notification of receipt. All communications shall be sent to the holder appearing on the books of the Company or to such address as such party may designate by ten (10) days' advance written notice to the other parties hereto.

3.15 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and no party shall be liable or otherwise bound in any manner by any oral or written representations, warranties, covenants, and agreements except as specifically set forth herein.

3.16 No other Representatives, Warranties, or Covenants. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants, or agreements outside of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the date first above written.

COMPANY:

ONECTIVE, INC.

By: ____________________
Oswald Ortiz
Chief Executive Officer

KEY HOLDERS:

____
OSWALD ORTIZ

____
TAN SIEKMANN

____
STEFAN SCHRAPS

EXHIBIT A

Shareholders